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                                                                EXHIBIT 10.17

                                 PROMISSORY NOTE

$5,050,000.00 U.S.                                           Las Vegas, Nevada
                                                             November 5, 1998

FOR VALUE RECEIVED, SAXTON INCORPORATED, a Nevada corporation ("Maker"), promises to pay to JAMES C. SAXTON, an individual, or order ("Holder"), the principal sum of Five Million Fifty Thousand Dollars ($5,050,000.00), together with interest thereon from the date hereof at the rate of twelve percent (12%) per annum.

PAYMENTS. The entire principal balance hereunder and all interest accrued thereon shall be due and payable ninety (90) days after the date of this Note. Payments shall be made in lawful monies of the United States of America and delivered to Holder at 5440 W. Sahara Avenue, 3rd Floor, Las Vegas, Nevada 89146, or such other address as Holder may give Maker in writing from time to time. All payments shall be applied first to any late charges accruing hereunder, then to accrued interest, and finally to the principal balance hereof.

PREPAYMENT. Maker may prepay this Note in full or in part, without premium or penalty.

DEFAULT INTEREST. All delinquent sums hereunder (whether principal, interest or both) shall bear interest from the date due until fully paid, at the rate of fourteen and one-half percent (14.5%) per annum.

ENFORCEMENT. Time is of the essence hereof. Maker hereby waives presentment, protest and notice of dishonor. In the event Maker fails to pay any sums due hereunder as and when the same are due and payable, Holder shall have the right, at its option and without limiting any other rights and remedies available to Holder, to declare the entire principal amount hereof and any interest and late charges accrued hereunder, to be immediately due and payable in full. In the event of any action to enforce the provisions of this Note or to collect any sums due hereunder, the prevailing party shall be entitled to recover its costs and reasonable attorneys therein.



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MISCELLANEOUS. This Note shall be binding upon Maker and its successors and assigns. This Note shall be governed under the laws of the State of Nevada. The terms and provisions of this Note may not be amended except by written instrument executed by Maker and Holder. If any provision hereof is declared invalid or unenforceable by any court of competent jurisdiction, said determination shall not affect the validity or enforceability of the remaining provisions hereof.

MAKER:

SAXTON INCORPORATED,
a Nevada corporation



By:
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    James C. Saxton, President

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